Exhibit 99.1

          The Middleby Corporation Acquires Carter Hoffmann


    ELGIN, Ill.--(BUSINESS WIRE)--June 29, 2007--The Middleby Corporation (NASDAQ:MIDD) today announced it has acquired the assets of Carter Hoffmann from Carrier Commercial Refrigeration, Inc., a subsidiary of Carrier Corporation, which is a unit of United Technologies Corporation (NYSE: UTX). The assets of Carter Hoffmann were acquired for $16 million in cash, subject to a post-close working capital adjustment. Carter Hoffmann is a leading manufacturer of heated cabinets and holding equipment for the commercial foodservice industry with annual revenues of approximately $20 million. This acquisition adds to Middleby's portfolio of leading brands in foodservice equipment.

    "This transaction broadens Middleby's portfolio of products in the foodservice equipment industry and provides an entry into the heating and holding equipment segment, a segment that is estimated to have annualized revenues of $150 million," commented Chairman and Chief Executive Officer, Selim A. Bassoul. "Carter Hoffmann is a well recognized brand and long-standing industry leader that has been serving the foodservice industry for 60 years with a broad product portfolio of heated cabinets, rethermalizing equipment, and food serving equipment. We anticipate this acquisition will be accretive to earnings in 2008."

    Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), Carter Hoffman(R), CTX(R), Houno(R), Jade(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). The company's leading equipment brands serving the food processing industry include Alkar(R), MP Equipment(R), and RapidPak(R). The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain's Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

    Carrier Corporation, a unit of United Technologies Corp. (NYSE:
UTX), is the world's largest provider of heating, air-conditioning, and refrigeration solutions.

    For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Darcy Bretz, Investor and Public Relations
             (847) 429-7756
             or
             Tim Fitzgerald, Chief Financial Officer
             (847) 429-7744